FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman	(508) 230-1828 (T)

Pressure BioSciences, Inc. Announces Restructuring,
Significant Cost Reduction Initiatives, and Sharpened Focus

South Easton, MA, December 1, 2008 - Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” or the “Company”) today announced a comprehensive restructuring program designed to significantly reduce costs, centralize core operations, and refocus the Company’s business strategy in specific areas where the Company’s products have found significant market acceptance. The restructuring program includes:

•	a reduction in personnel of eight full-time employees (40% of the workforce)
•	a shutdown of the Company’s R&D facility in Rockville, MD
•	a consolidation of the Company’s R&D activities in Massachusetts
•	additional cost reductions across all departments
•	a continuation of the cost reductions implemented in July 2008
•	other operational changes designed to increase the efficiency of the Company’s operations

The restructuring plan was designed to retain key personnel needed to achieve both immediate and long term objectives. It became effective on November 26th. The Company expects to record estimated restructuring charges of approximately $65,000 in the fourth quarter of 2008 related to employee terminations (including severance and fringe benefits) and costs related to the shutdown of the Rockville, MD facility. The Company granted terminated employees non-qualified stock options to purchase a total of 60,000 shares of common stock in return for their agreement to provide consulting services from December 2008 to December 2009. The options will vest over the 12 months from the date of grant.

The Company believes that the restructuring program will significantly decrease its cash burn, from current levels of just under $1 million per quarter to an average of just under $600,000 per quarter during 2009. The Company believes that these actions were necessary to extend its current cash resources through the second quarter of 2009, to allow time to complete its current equity financing, to enter into a strategic alliance with one or more marketing and distribution partners, and/or to seek other strategic options.

Mr. R. Wayne Fritzsche, Chairman of the Board of Directors of PBI, commented: “We have significantly reduced our operating costs while realigning our corporate strategy to focus on those key product and application areas with the greatest likelihood for success. One such area is mass spectrometry, a powerful laboratory tool that we believe is playing an increasingly important role in the analysis of biological samples in life sciences research. We believe that mass spectrometry is a multi-billion dollar market, and that PCT offers significant advantages in speed and quality compared to current techniques used for protein digestion prior to mass spectrometry analysis. Other strategic areas where we have seen encouraging market penetration are in biomarker discovery, soil biology, and counter-bioterror applications.”

The following initiatives are the key ingredients of the new PBI strategic operating plan:

•	a primary focus on current PCT-enhanced enzymatic digestion products geared specifically for the mass spectrometry marketplace
•	the accelerated release of a high-throughput sample processing system - including consumables - designed specifically for the mass spectrometry marketplace
•
a sharpened sales focus on established products that have shown acceptance in the  biological sample preparation market during 2008, specifically in biomarker discovery, soil biology, and counter-bioterror applications

•	a termination of development projects not directly related to these specific product areas

Mr. Fritzsche continued: “We believe that this sharpened strategic focus will give us the greatest opportunity to successfully reach our short and long-term business goals, including: a significant increase in the installed base of PCT Systems, consistent revenue growth, strategic alliances with one or more marketing and distribution partners, strong presence in the mass spectrometry market, continued market acceptance of PCT through the publication and presentation of data by acknowledged scientific leaders, increased shareholder value, and profitability.”

As disclosed in its most recently filed Quarterly Report on Form 10-Q, the Company is seeking to raise additional capital through equity financing under terms consistent with shareholder approval obtained on September 25, 2008. As a result of the restructuring announced today, the Company believes that an investment of approximately $2 million will be needed to fund its restructured operations through the second quarter of 2010. The Company believes that these additional cash resources will allow it sufficient time to make measured progress on its business goals, as delineated by Mr. Fritzsche above, and that this progress will result in increased shareholder value.

Mr. Richard T. Schumacher, President and CEO, commented: “Independent researchers from Amgen, Pacific Northwest National Labs, NYU, Harvard School of Public Health, and the Commonwealth of Virginia Labs have recently presented data indicating that PCT offers major advantages to mass spectrometry laboratories, including a significant reduction in protein processing time from hours to minutes, often with a substantial increase in the quality of the results. These data have been replicated by other organizations in the US, China, and Japan. With these reported advantages in such a large and growing market, and with a developing relationship with several important players in this area, we believe this a pivotal opportunity for PBI, and we expect to take full advantage of the growing acceptance of the PCT Sample Preparation System in the mass spectrometry market going forward.”

Mr. Schumacher continued: “Despite the current, difficult economic environment, we reported record installations and revenue for the third quarter of 2008, and have continued to observe strong interest for PCT-related products during the current fourth quarter. We believe this is confirmation that market acceptance of the PCT Sample Preparation System has begun. We have approximately 20 NEP3229 instruments in inventory, and have ordered an additional 50 NEP2320 instruments for receipt during the next three months. These instruments are very important to our future growth and revenue expectations.”

Mr. Schumacher concluded: “We have reduced our cash burn and extended our cash resources through the second quarter of 2009, we have maintained our key staff, we have sharpened our focus to the mass spectrometry market where we have significant competitive advantages, we have refocused our sales efforts to specific PCT product areas where market penetration and customer purchases have begun, we have active evaluations being performed with key thought leaders and with potential customers and strategic partners, and we are optimistic that we will successfully complete our current equity financing. We firmly believe that market acceptance of PCT has begun, that it is important to extend our cash resources to give us more time to take advantage of developing opportunities, that a new, sharpened focus is crucial to our growth and development, and that we are now prepared for success going forward.”

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT). PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions. PBI currently holds 13 US and 6 foreign patents covering multiple applications of PCT in the life sciences field, including such areas as genomic and proteomic sample preparation, pathogen inactivation, the control of chemical (enzymatic) reactions, immunodiagnostics, and protein purification. PBI currently focuses its efforts in the areas of mass spectrometry and biological sample preparation.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding the effect of the Company’s decision to focus primarily on the application of PCT-enhanced protein digestion for the mass spectrometry market and the advantages of PCT in this market, the importance and size of the potential mass spectrometry market for PCT-enhanced protein digestion, the use of PCT in biomarker discovery, soil biology and counter-bioterror, the Company’s estimate of restructuring charges, the availability of cash to fund operations through the second quarter of 2009, the amount of equity financing needed to fund the Company’s operations through the second quarter of 2010, and the Company’s ability to achieve its short term and long term business objectives, including the increase in shareholder value. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of its PCT System; changes in customer’s needs and technological innovations; the Company’s sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods, particularly in the mass spectrometry market; and scientists may not be able to duplicate the results achieved at particular laboratories having already used PCT. Further, the Company needs substantial additional capital to fund its restructured operations beyond the second quarter of 2009. While the Company is in discussions with potential investors, to date the Company has been unable to secure additional equity or debt financing on acceptable terms. If the Company remains unable to secure additional financing in the near-term, the Company expects to implement additional cost reductions, including further reductions in the cost of our workforce and the discontinuation of business initiatives to further reduce our rate of cash utilization and extend our existing cash balances.   In the event that the Company is unable to obtain financing on acceptable terms, the Company will be required to limit or cease operations, pursue a plan to sell its operating assets, or otherwise modify its business strategy, which will materially harm our future business prospects. Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

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